Exhibit 99.2

MAI SYSTEMS CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

As of June 30,
(in thousands, except share and per share data)	2006

ASSETS
Current assets:
Cash	$957
Receivables, less allowance for doubtful accounts of $319	3,623
Inventories, net	187
Prepaids and other assets	875

Total current assets	5,642

Furniture, fixtures and equipment, net	622
Intangibles, net	6,137
Goodwill	4,997
Other assets	15

Total assets	$17,413

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Notes payable	$58
Current portion of long-term debt	1,269
Accounts payable	470
Customer deposits	2,405
Accrued liabilities	2,474
Income taxes payable	104
Unearned revenue	5,348

Total current liabilities	12,128

Long-term debt	4,894
Other liabilities	547

Total liabilities	17,569

Commitments and contingencies

Stockholders’ deficiency:
Preferred Stock, par value $0.01 per share; 6,667 shares authorized, none issued or outstanding	—
Common Stock, par value $0.01 per share; authorized 660,000 shares; 403,485 shares issued and outstanding	4
Additional paid-in capital	48,451
Accumulated other comprehensive loss:
Minimum pension liability	(1,391)
Foreign currency translation	(33)
Accumulated deficit	(47,187)
Total stockholders’ deficiency	(156)

Total liabilities and stockholders’ deficiency	$17,413

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Six	For the Six
	Months Ended June 30,	Months Ended June 30,
(in thousands, except per share data)	2005	2006

Revenue:
Software	$2,538	$3,370
Network and computer equipment	279	480
Services	7,940	9,623
Total revenue	10,757	13,473

Direct costs:
Software	509	507
Network and computer equipment	244	412
Services	2,720	2,918
Total direct costs	3,473	3,837

Gross profit	7,284	9,636

Selling, general and administrative expenses	4,549	5,069
Research and development costs	2,265	2,535
Amortization of intangibles	238	252
Other operating expense	17	56
Operating income	215	1,724

Interest income, net	—	1
Interest expense	(401)	(372)
Other non-operating expense	(54)	(3)

Income (loss) before income taxes	(240)	1,350
Income tax expense	(9)	(9)

Net income (loss)	$(249)	$1,341

Income (loss) per share:

Basic income (loss) per share	$(0.65)	$3.33

Diluted income (loss) per share	$(0.65)	$3.33

Weighted average common shares used in determining income (loss) per share:

Basic	386	403
Diluted	386	403

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	June 30,	June 30,
(in thousands)	2005	2006
Cash flows from operating activities:
Net income (loss)	$(249)	$1,341
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangibles	449	442
Depreciation and amortization	119	151
Provision for doubtful accounts receivable and inventory	(20)	6
Changes in assets and liabilities:
(Increase) decrease in receivables	(1,125)	765
(Increase) decrease in inventories	10	(71)
(Increase) decrease in prepaids and other assets	(34)	(124)
(Decrease) increase in accounts payable and customer deposits	142	(1,784)
(Decrease) increase in accrued liabilities	(32)	(67)
(Decrease) increase in income taxes payable	(6)	4
(Decrease) increase in unearned revenue	1,598	807
(Decrease) increase in other liabilities	(38)	(98)

Net cash provided by operating activities	814	1,372

Cash flows from investing activities:
Capital expenditures	(70)	(143)
Acquisition of HIS-Asia	—	(457)

Net cash used in investing activities	(70)	(600)

Cash flows from financing activities:
Repayments of long-term debt, net	(468)	(397)

Net cash used in financing activities	(468)	(397)

Effect of exchange rate changes on cash	(60)	8

Net increase in cash	216	383

Cash at beginning of period	195	574
Cash at end of period	$411	$957

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The financial statements included herein, which have not been audited pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), have been prepared based on the historical financial information of MAI Systems Corporation and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods on a basis consistent with the annual audited statements. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for a full year. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with our audited financial statements.  During 2006, the balance of unearned compensation was reclassified to additional paid in capital in the consolidated balance sheet.

Note 2 – Net Income (Loss) Per Share

Basic and diluted income (loss) per share is computed using the weighted average shares of common stock outstanding during the period.  Consideration is also given in the dilutive income per share calculation for the dilutive effect of common stock equivalents which might result from the exercise of stock options and warrants.

The following table presents the computation of basic and diluted income (loss) per share under the provisions of SFAS No. 128:

(in thousands, except per share amounts)	For the Six Months Ended June 30, 2005	For the Six Months Ended June 30, 2006
Numerator:
Numerator for basic and diluted income (loss) per share – net income (loss)	$(249)	$1,341

Denominator:
Denominator for basic income (loss) per share - weighted average number of common shares outstanding during the period	386	403

Incremental common shares attributable to restricted stock grants and to the exercise of outstanding options and warrants	—	—

Denominator for diluted income (loss) per share	386	403

Basic and diluted income (loss) per share	$(0.65)	$3.33

The number of shares of common stock outstanding increased by approximately 18,000 shares due to issuance of restricted stock in November and December 2005.  The number of antidilutive options and warrants that were excluded from the computation of incremental common shares was approximately 1,015,000 and 1,032,000 for the six months ended June 30, 2005 and 2006, respectively.  These potential common shares were antidilutive because a net loss was incurred or they were out-of-the money.

Note 3 – Comprehensive Income (Loss)

In accordance with SFAS No. 130, “Reporting Comprehensive Income,” the Company reports accumulated other comprehensive income (loss) in its Consolidated Balance Sheets.  Comprehensive income (loss) includes net income (loss), minimum pension liability and other comprehensive income (loss), which includes current period foreign currency translation adjustments and amortization of unearned compensation.

Inc. acquired all the outstanding shares of MAI Systems Corporation (“MAI”) for $15.5 million.  The transaction included repayment of $6.3 million of MAI indebtedness and other consideration to principal shareholders of MAI of $4.3 million in cash and $1.0 million of SoftBrands common stock.

Note 5 – Intangible Assets and Goodwil

As of June 30, 2006, intangible assets consist of capitalized software, software trade names, customer relationships and goodwill (which represents the excess of the purchase price over the estimated fair value of the net assets of the acquired businesses).  Identifiable intangible assets other than goodwill are amortized on a straight-line basis over their estimated useful lives.  Goodwill is not amortized, however, it is tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. The Company’s annual assessment of goodwill at December 31, 2005 resulted in no impairments.  There have been no events or circumstances that have occurred since that date to indicate the need for an interim assessment of goodwill.  Our goodwill balance was $4,622,000 at December 31, 2005 and increased $375,000, due to the acquisition of HIS-Asia during the six months ended June 30, 2006.  Our intangibles balance was $6,578,000 at December 31, 2005 and decreased $441,000, due to amortization, during the six months ended June 30, 2006.

Note 6 – Long-Term Debt

Long-term debt outstanding was as follows:

June 30, 2006
(in thousands)

11% subordinated debt, net of discount $19	$5,386
12.5% subordinated debt	500
Other	277
6,163
Less: current installments	(1,269)

Non-current portion	$4,894

Note 7 – Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value method of accounting for share-based compensation arrangements in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) using the modified prospective method of transition.  Prior to that date, the Company accounted for share-based employee compensation plans using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and its related interpretations.  There was no significant share-based compensation expense, pursuant to APB 25, for the six months ended June 30, 2005.  There was no significant stock-based compensation expense, pursuant to SFAS No. 123(R), for the six months ended June 30, 2006, as all outstanding options as of December 31, 2005 had either vested or been cancelled and no additional awards were granted subsequent to that date.  The adoption of SFAS 123R was immaterial and had no effect on income (loss) before income taxes, net income, cash flow from operations or financing activities, and basic and diluted earnings (loss) per share for the periods presented.

Note 8 – Income Taxes

As of December 31, 2005, the Company had Federal and state net operating loss (NOL) carryovers of approximately $3,948,000 and $2,800,000, respectively.  These NOL carryovers will expire in the years 2006 through 2025.  The Company has net operating losses that may be subject to limitations under Internal Revenue Code (IRC) section 382, which is triggered in the event of an ownership change.  The Company has evaluated the impact of the IRC section 382 limitation and believes that the amount of net operating losses shown in the financial statements as deferred tax assets represents the expected minimum amount of net operating losses available for future use under the IRC section 382 base limitations.

Note 9 – Segments

The Company provides total information technology solutions to the hospitality, resort and destination industry. The solutions provided by the Company typically include applications software, computer hardware, peripherals and wide and local area network design, implementation, installation and support.  The Company is organized and operates in three segments: United States, Asia and United Kingdom. For purposes of applying SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” management views the United States, Asia and United Kingdom segments separately in operating the business, although the products and services are similar for each segment.

Information with respect to the Company’s operations by significant geographic area is set forth below.  “Asia” includes operations in Singapore, Malaysia, Hong Kong and China.

	For the Periods
	Jan. 1, 2005 –	Jan. 1, 2006 –
	June30, 2005	June 30, 2006
9
United States	$7,530	$10,872
Asia	2,442	1,826
United Kingdom	785	775

	$10,757	$13,473

United States revenue from foreign affiliates	$495	$132

Operating income (loss):
United States	$(66)	$1,959
Asia	279	(262)
United Kingdom	2	27

	$215	$1,724

Identifiable assets:
United States		$14,396
Asia		2,330
United Kingdom		687

		$17,413

Long-lived assets:
United States		$11,194
Asia		530
United Kingdom		47

		$11,771

United States revenue from foreign affiliates consists of net intercompany sales and services from the United States to the

Company’s foreign subsidiaries and is eliminated from consolidated net revenue.  Intercompany sales are based on current selling prices or list prices less discounts.  Discounts typically are influenced by competitive pricing, market conditions and relative foreign exchange rates.

Note 10 – Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections-A replacement of APB Opinion No 20 and FASB Statement No. 30 (“SFAS 154”).  SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for, and reporting of, a change in accounting principle.  SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  Under previous guidance, changes in accounting principle were recognized as a cumulative effect in the net income of the period of the change.  SFAS 154 requires retrospective application of changes in accounting principle, limited to the direct effects of the change, to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  Additionally, SFAS 154 requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a “restatement.”  The provisions of SFAS 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.  The Company does not expect the adoption of this pronouncement to have a material effect on its consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized.  This minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  FIN 48 must be applied to all existing tax positions upon initial adoption.  The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption.  FIN 48 is effective for fiscal years beginning after December 15, 2006, although early adoption is permitted.  The Company is currently evaluating the potential impact of FIN 48 on its consolidated financial statements.